As filed with the Securities and Exchange Commission on July 24, 2012

Registration Statement No.	333-18981
Registration Statement No.	333-18983
Registration Statement No.	333-18985
Registration Statement No.	333-18987
Registration Statement No.	333-18989
Registration Statement No.	333-29153
Registration Statement No.	333-63493
Registration Statement No.	333-36646
Registration Statement No.	333-46126
Registration Statement No.	333-67710
Registration Statement No.	333-133346
Registration Statement No.	333-137569
Registration Statement No.	333-152349
Registration Statement No.	333-176112

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-18981
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-18983
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-18985
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-18987
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-18989
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-29153
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-63493
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-36646
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-46126
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-67710
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-133346
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-137569
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-152349
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-176112

UNDER
THE SECURITIES ACT OF 1933

SRS LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0714264
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2909 Daimler Street Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

SRS Labs, Inc. 1996 Long-Term Incentive Plan (as amended and restated and as further amended)

SRS Labs, Inc. 1996 Nonemployee Directors’ Stock Option Plan (as amended and restated)

Stock Option Agreement dated January 19, 1994, between SRS Labs, Inc. and Stephen V. Sedmak, as amended

Stock Option Agreement dated January 19, 1994, between SRS Labs, Inc. and James S. Lucas

SRS Labs, Inc. Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan — 1993, as amended and restated

SRS Labs, Inc. 2006 Stock Incentive Plan

(Full titles of the plans)

Thomas C. K. Yuen

Chief Executive Officer and President

SRS Labs, Inc.

2909 Daimler Street

Santa Ana, California 92705

 (Name and address of agent for service)

(949) 442-1070

(Telephone number, including area code, of agent for service)

Copies to:

Michael S. Kagnoff, Esq.

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, CA 92121

Tel: (858) 677-1400

Fax: (858) 677-1401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”)of SRS Labs, Inc. (the “Company”):

1.               Registration Statement No. 333-18981, registering 1,000,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) under the Company’s 1996 Long-Term Incentive Plan, as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 30, 1996, and amended on September 8, 1997;

2.               Registration Statement No. 333-18983, registering 120,000 shares of Common Stock under the Company’s 1996 Nonemployee Directors’ Stock Option Plan, as previously filed with the SEC on December 30, 1996;

3.               Registration Statement No. 333-18985, registering 181,032 shares of Common Stock under the Company’s Stock Option Agreement dated January 19, 1994, between the Company and Stephen V. Sedmak, as amended, as previously filed with the SEC on December 30, 1996;

4.               Registration Statement No. 333-18987, registering 181,032 shares of Common Stock under the Company’s Stock Option Agreement dated January 19, 1994, between the Company James S. Lucas, as previously filed with the SEC on December 30, 1996;

5.               Registration Statement No. 333-18989, registering 801,971 shares of Common Stock under the Company’s Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan — 1993, as amended and restated, as previously filed with the SEC on December 30, 1996;

6.               Registration Statement No. 333-29153, registering 1,000,000 shares of Common Stock under the Company’s Amended and Restated 1996 Long-Term Incentive Plan (the “Amended and Restated 1996 Plan”), as previously filed with the SEC on June 13, 1997;

7.               Registration Statement No. 333-63493, registering 2,500,000 shares of Common Stock under the Amended and Restated 1996 Plan, as amended, as previously filed with the SEC on September 16, 1998;

8.               Registration Statement No. 333-36646, registering 130,000 shares of Common Stock under the Company’s Amended and Restated 1996 Nonemployee Directors’ Stock Option Plan (the “1996 Nonemployee Directors’ Plan”), as previously filed with the SEC on May 10, 2000;

9.               Registration Statement No. 333-46126, registering 2,500,000 shares of Common Stock under the Amended and Restated 1996 Plan, as amended, as previously filed with the SEC on September 19, 2000;

10.         Registration Statement No. 333-67710, registering 250,000 shares of Common Stock under the 1996 Nonemployee Directors’ Plan, as amended, as previously filed with the SEC on August 16, 2001;

11.         Registration Statement No. 333-133346, registering 1,500,000 shares of Common Stock under the Amended and Restated 1996 Plan, as amended, as previously filed with the SEC on April 18, 2006;

12.         Registration Statement No. 333-137569, registering 1,500,000 shares of Common Stock under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”), as previously filed with the SEC on September 25, 2006;

13.         Registration Statement No. 333-152349, registering 1,750,000 shares of Common Stock under the 2006 Plan, as previously filed with the SEC on July 16, 2008; and

14.         Registration Statement No. 333-176112, registering 1,750,000 shares of Common Stock under the 2006 Plan, as previously filed with the SEC on August 5, 2011.

On July 20, 2012, pursuant to an Agreement and Plan of Merger and Reorganization, dated as of April 16, 2012 (the “Merger Agreement”), by and among the Company, DTS, Inc. (“DTS”), DTS Merger Sub, Inc., a wholly owned subsidiary of DTS (“Merger Sub”), and DTS LLC (“Merger LLC”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of DTS (the “Merger”). Immediately following the Merger, the Company merged with and into Merger LLC, with Merger LLC surviving as a wholly owned subsidiary of DTS (the “Transactions”).

2

As a result of the Transactions, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements.  Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on this 24th day of July, 2012.

DTS LLC
(successor company to SRS Labs, Inc.)

By:	/s/ Melvin Flanigan
Melvin Flanigan
Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

4